SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  August 24, 2005

Commission File Number 1-7107

LOUISIANA-PACIFIC CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-7107	93-0609074
(State or other jurisdiction of incorporation or organization)	Commission File Number	(IRS Employer Identification No.)

414 Union Street, Suite 2000, Nashville, TN 37219

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (615) 986-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 24, 2005, the Company entered into an agreement to purchase shares of its common stock from Goldman Sachs & Co. (“Goldman Sachs”) for an aggregate purchase price of $150 million pursuant to a private transaction in connection with an accelerated stock buyback program. Repurchased shares will be held in treasury. LP is acquiring these shares as part of its previously announced authorization to repurchase up to 20 million shares.

The number of shares to be repurchased under the program will be generally based on the volume weighted average share price of the Company’s common stock during the term of the program. The program is subject to collar provisions that will establish minimum and maximum number of shares based on the volume weighted average share price over an initial hedge period (the “hedge period”). Under the terms of the program, Goldman Sachs will deliver to the Company an initial number of shares of common stock on an initial settlement date, subject to share adjustments pursuant to which the Company may receive additional shares at the conclusion of the hedge period and/or upon completion of the program. The minimum and maximum numbers of shares that the Company may repurchase pursuant to the program will not be known until conclusion of the hedge period, which is expected to occur during the third quarter of 2005. The Company expects the program to be completed in the first quarter of 2006, although in certain circumstances the completion date may be accelerated or extended. The final amount of shares repurchased will be determined at the completion of the program.

A Master Confirmation dated August 24, 2005 contains the principal terms and provisions governing the program between the Company and Goldman Sachs including, but not limited to, the mechanism used to determine the amount of shares that will be delivered by Goldman Sachs to the Company, the required timing of delivery of the shares, the specific circumstances under which Goldman Sachs is permitted to make adjustments to valuation periods, the specific circumstances under which the program may be terminated early, the right of the Company and Goldman Sachs to enter into other transactions pursuant to which the Company would repurchase shares of its common stock, including additional accelerated stock buyback arrangements or open market purchase programs, definitions of terms used throughout the Master Confirmation, and various acknowledgements, representations and warranties made by the Company and Goldman Sachs to one another, including representations related to Rule 10b5-1 and intended compliance with the Rule 10b-18 volume and timing guidelines. A copy of the Master Confirmation is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

A Supplemental Confirmation dated August 24, 2005 sets forth the specific pricing terms and other provisions relating to the program including, but not limited to, provisions for determining the initial number of shares to be delivered by Goldman Sachs and the applicable collar, the aggregate purchase price for the repurchased shares, the period during which Goldman Sachs will establish its hedge position relating to the transaction and the termination date of the program. A copy of the Supplemental Confirmation is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

In the ordinary course of their business, Goldman Sachs and its affiliates have engaged, and may in the future engage, in financial advisory and/or investment banking transactions with the Company and its affiliates. They have received and will receive customary fees and commissions for these transactions.

Item 9.01   Financial Statements and Exhibits.

(c)   Exhibits.

10.1    Master Confirmation entered into by the Company and Goldman Sachs on August 24, 2005

10.2    Supplemental Confirmation entered into by the Company and Goldman Sachs on August 24, 2005

99.1    Press release issued by Louisiana - Pacific Corporation on August 24, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUISIANA-PACIFIC CORPORATION

	By:	/s/ CURTIS M. STEVENS
Curtis M. Stevens
Executive Vice President and Chief
Financial Officer
(Principal Financial Officer)

Date: August 24, 2005

Exhibit Index

10.1        Master Confirmation entered into by the Company and Goldman Sachs on August 24, 2005

10.2        Supplemental Confirmation entered into by the Company and Goldman Sachs on August 24, 2005

99.1        Press release issued by Louisiana - Pacific Corporation on August 24, 2005